Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 1 to Registration Statement of Horizon Bancorp on Form S-4 (File No. 333-211442) of our report dated March 24, 2016 on our audits of the consolidated financial statements of LaPorte Bancorp, Inc. as of December 31, 2015 and 2014, and for the years then ended, which report is incorporated by reference in this proxy statement and prospectus, which is part of this Registration Statement on Form S-4.

We also consent to the references to our firm under the caption “Experts” in such proxy statement and prospectus, which is part of this Registration Statement on Form S-4.

/s/ BKD, LLP

Indianapolis, Indiana

June 1, 2016